EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cosmos Holdings Inc.

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 14, 2017, except for Note 11(b), as to which the date is December 14, 2017 with respect to the audited consolidated financial statements of Cosmos Holdings, Inc. and its subsidiaries (collectively, the “Company”) for the years ended December 31, 2016 and 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the caption “Experts” in such registration statement.

/s/ Malone Bailey, LLP

www.malonebailey.com

Houston, Texas

December 14, 2017